NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES
OR DISSEMINATION IN THE UNITED STATES

COUNTERPATH ANNOUNCES CLOSING OF PRIVATE PLACEMENT

VANCOUVER, BC, Canada — June 19, 2012 — CounterPath Corporation (“CounterPath” or the “Company”) (TSX-V: CCV) (OTCBB: CPAH), an award-winning provider of desktop and mobile VoIP software products and solutions, today announced that it has raised gross proceeds of CDN$3,662,500 (US$3,597,000) by way of a previously announced non-brokered private placement (the “Offering”) of units at a price of CDN$2.50 per unit (the “Units”).  The amount raised under the Offering exceeded the previously announced CDN$3,500,000 target.

Under the private placement, each Unit consists of one common share and one-half of one share purchase warrant, with each warrant entitling the holder to acquire an additional common share at an exercise price of US$3.25 per common share for a period of two years from the closing date.

The net proceeds received by CounterPath from the Offering will be used for sales and marketing, working capital and general corporate purposes.

All of the securities to be issued by the Company in connection with the Offering will be subject to hold periods expiring on October 20, 2012 under Canadian laws and the policies of the TSX Venture Exchange, and will also be subject to hold periods under United States securities laws.  None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any State where such offer, solicitation, or sale would be unlawful.

About CounterPath

CounterPath’s SIP-based VoIP softphones are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop and mobile devices, together with the Company’s server applications and Fixed Mobile Convergence (FMC) solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across both fixed and mobile networks.  Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Verizon, BT, Mobilkom Austria, Rogers, Avaya, BroadSoft, Cisco Systems, GENBAND, Metaswitch Networks, Mitel and NEC. For more information, visit www.counterpath.com.

Disclaimer: Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:

David Karp
Chief Financial Officer, CounterPath
dkarp@counterpath.com
(604) 628-9364

Craig Armitage
Equicom Group
carmitage@equicomgroup.com
(416) 815-0700 x278

Kasia Finkelstein
Sr. Marketing and Communications Manager
CounterPath Corporation

T 604.628.9378
M 778.239.6911
F  604.320.3399